Exhibit 99

      AMERICAN PHYSICIANS CAPITAL, INC. REPORTS THIRD QUARTER 2006 RESULTS

    EAST LANSING, Mich., Oct. 24 /PRNewswire-FirstCall/ -- American Physicians Capital, Inc. (APCapital) (Nasdaq: ACAP) today announced net income of $11.0 million or $1.37 per diluted common share for the third quarter of 2006. For the first nine months of 2006, the Company has generated net income of $30.6 million or $3.70 per share. In 2006, APCapital has generated operating income (which excludes realized gains, net of tax) of $1.36 per share in the third quarter and $3.59 per share year-to-date.

    In 2005, the Company generated net income of $6.8 million or $.79 per share in the third quarter and $61.9 million or $7.08 per share year-to-date. However, the year-to-date amounts included the impact of reversing a deferred tax valuation allowance, which increased net income by $44.1 million.

    "APCapital continues to generate strong earnings and growing return on equity," said President and Chief Executive Officer R. Kevin Clinton. "Our operational management has produced a solid and profitable book-of-business, and through our capital management efforts we have been able to further increase shareholder value."

Consolidated Income Statement
(Dollars in thousands)

                                          Three Months Ended          Nine Months Ended
                                             September 30,               September 30,
                                      -------------------------   -------------------------
                                          2006          2005          2006          2005
                                      -----------   -----------   -----------   -----------
Direct Premiums Written:
  APCapital                           $    51,819   $    58,618   $   125,742   $   140,447
  PIC Florida                                   -         3,223             -         7,292
                                      $    51,819   $    61,841   $   125,742   $   147,739

Net Premiums Written                  $    48,304   $    52,991   $   117,351   $   123,414

Net Premiums Earned                   $    37,772   $    40,171   $   112,635   $   123,744
Incurred Loss and Loss Adjustment
 Expenses:
  Current Accident Year Losses             27,693        32,055        85,352        99,960
  Prior Year Losses                        (3,146)       (1,261)       (8,132)       (2,116)
     Total                                 24,547        30,794        77,220        97,844

Underwriting Expenses                       7,373         7,538        22,784        25,247
  Underwriting Income                       5,852         1,839        12,631           653
Investment Income                          11,338        10,752        34,010        33,582
Other Income (1)                              298          (206)        2,273           (63)
Other Expenses                             (1,301)       (1,824)       (3,938)       (6,253)
  Pre-tax Income                           16,187        10,561        44,976        27,919
Federal Income Taxes                        5,162         3,705        14,376       (34,393)
Minority Interest                               -           (31)            -          (373)
  Net Income                          $    11,025   $     6,825   $    30,600   $    61,939

Loss Ratio:
  Current Accident Year                      73.3%         79.8%         75.8%         80.8%
  Prior Year Development                     -8.3%         -3.1%         -7.2%         -1.7%
  Calendar Year                              65.0%         76.7%         68.6%         79.1%

Underwriting Expense Ratio                   19.5%         18.8%         20.2%         20.4%

Combined Ratio                               84.5%         95.5%         88.8%         99.5%

(1)   Includes realized gains and losses

    Direct premiums written were $51.8 million in the third quarter of 2006, down $10.0 million or 16.2% from the same period a year ago. The decline in direct premiums written for the quarter was the result of no longer consolidating PIC Florida ($3.2 million) and price competition in our core medical professional liability markets.

    For the first nine months of 2006, direct premiums written were down $22.0 million, or 14.9% with $9.6 million of this decrease caused by the impact of the PIC Florida and health line exit.

    Net premiums earned in the third quarter of 2006 were down $2.4 million or 6.0% from the third quarter of 2005 and year-to-date are down $11.1 million or 9.0%. The decline in net premiums earned was not as great as the decline in direct premiums written due to changes in reinsurance terms made in 2006.

    The 2006 third quarter loss ratio was 65.0% with $3.1 million of positive development from prior accident years. For the first nine months of 2006, the loss ratio was 68.6% with $8.1 million of positive prior year development. These ratios represent significant improvements from the 76.7% loss ratio reported in the third quarter of 2005 and the 79.1% reported for the first nine months of 2005. The lower loss ratio is the result of favorable loss development, past rate increases, a stronger book-of-business and improved claims processes.

    On an accident year basis the loss ratio has decreased from 79.8% in the third quarter of 2005 to 73.3% in the third quarter of 2006. Year-to-date, the accident year loss ratio was 75.8% through September 30, 2006, compared to 80.8% for the same period a year ago. The number of medical professional liability claims reported in the third quarter of 2006 was 297, down 18% from the 361 claims reported in the third quarter of 2005.

    The underwriting expense ratio increased in the third quarter of 2006 to 19.5% from 18.8% in the third quarter of 2005. However, the 2006 year-to-date underwriting expense ratio was 20.2% down slightly from 20.4% a year ago. In 2006, other expenses were down $523,000 or 28.7% in the third quarter and down $2.3 million or 37.0% year-to-date compared to the same respective periods last year. These decreases were due to a combination of lower Sarbanes-Oxley/404 costs, less investment expenses, no amortization, and reduced exit costs.

    Investment income

    Investment income was $11.3 million in the third quarter of 2006 and $34.0 million year-to-date. These amounts compared to $10.8 million and $33.6 million for the same periods in 2005. The overall investment yields increased from 5.18% in the third quarter 2005 to 5.29% in the third quarter of 2006. For the first nine months of 2006, our investment yield was 5.33% compared to 5.40% a year ago.

    In the third quarter of 2006 our increased investment yield was the result of higher short-term rates and the improved performance of certain collateralized mortgage obligations and equity investments. However, year-to-date our yield is declining. In early 2006, we purchased $193.0 million of tax-exempt securities. We now have a 24.2% allocation of our cash and investment portfolio in tax-exempt securities. The average return on these tax-exempt securities is 3.8%.

    Balance Sheet and Equity Information

    APCapital's total assets were $1.1 billion at September 30, 2006, down $9.3 million from December 31, 2005. At September 30, 2006, the Company's total shareholders' equity was $265.8 million, up from $261.2 million at December 31, 2005. The increase in shareholders' equity is a result of net income of $30.6 million for the first nine months of 2006 partially offset by the Company utilizing $27.7 million of equity to repurchase shares.

    APCapital's book value per common share was $34.12 at September 30, 2006, based on 7,789,982 common shares outstanding, compared to $31.35 at December 31, 2005.

    Stock Repurchase Program

    The Company repurchased 169,200 shares of its common stock during the third quarter of 2006 at an average cost of $47.76 per share. In the first nine months of 2006, the Company has repurchased 589,800 shares at an average cost of $46.97.

    On April 6, 2006, the Company's Board of Directors authorized an additional share repurchase of $20 million of its common shares. The Board adopted a plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to repurchase its common shares pursuant to this authorization. This authorization was increased by $10 million on August 21, 2006. Through September 30, 2006, the Company has utilized $21.0 million of these authorizations. Under the November 2, 2005 authorization, the Company has approximately 269,900 shares available for repurchase at September 30, 2006.

    Stock Split

    In September 2006, the Company's Board of Directors declared a three-for-two stock split of its common shares to shareholders of record as of the close of business on October 11, 2006. Shares resulting from the stock split are expected to be distributed to shareholders on November 1, 2006. All share and per share numbers disclosed in this press release are presented pre-stock split.

    Outlook

    "We remain committed to adequate pricing and thorough underwriting in an increasing competitive environment," said Clinton. "We will continue to manage our capital carefully and be watchful for growth opportunities."

    Conference Call

    APCapital's website, http://www.apcapital.com , will host a live Webcast of its conference call in a listen-only format to discuss 2006 third quarter results on October 25, 2006 at 10:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company's website and selecting "For Investors," then "Webcasts." For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 or (617) 801-6888 and entering the conference ID code: 27454148. The replay will be available through 11:59 p.m. Eastern time on October 30, 2006.

    Corporate Description

    American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com .

    Forward-Looking Statement

    Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, or make statements in the section titled "Outlook," we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:

    * increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;

    * our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;

    * our exit from various markets and lines of business may prove more costly than originally anticipated;

    * tort reform legislation may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;

    * if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;

    * the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business;

    * our geographic concentration in certain Midwestern states and New Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;

    * an interruption or change in current marketing and agency relationships could reduce the amount of premium we were able to write;

    * a downgrade in the financial strength rating of our insurance subsidiaries could reduce the amount of business we were able to write;

    * changes in interest rates could adversely impact our results of operation, cash flows and financial condition;

    * our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future share repurchases;

    * any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

    APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

    Definition of Non-GAAP Financial Measures

    The Company uses operating income, a non-GAAP financial measure, to evaluate APCapital's underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

    Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company's operations, the Company's decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital's financial information to evaluate the success of the Company's underlying insurance operations.

    In addition to the Company's reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company's current underwriting performance. The accident year loss ratio excludes the effect of prior years' loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

Summary Financial Information
APCapital, Inc.

Balance Sheet Data

                                                September 30,    December 31,
                                                     2006            2005
                                                -------------   -------------
                                                    (In thousands, except
                                                       per share data)
Assets:
 Available-for-sale - bonds                     $     292,977   $     224,101
 Held-to-maturity - bonds                             509,905         345,702
 Other invested assets                                 16,664          11,568
 Cash and cash equivalents                             50,435         272,988
  Cash and investments                                869,981         854,359

 Premiums receivable                                   48,581          50,729
 Reinsurance recoverable                              106,988         109,368
 Deferred federal income taxes                         34,458          44,039
 Other assets                                          40,041          50,833

  Total assets                                  $   1,100,049   $   1,109,328

Liabilities and Shareholders'
 Equity:
 Unpaid losses and loss adjustment
  expenses                                      $     689,126   $     689,857
 Unearned premiums                                     79,543          82,098
 Long-term debt                                        30,928          30,928
 Other liabilities                                     34,670          42,592
  Total liabilities                                   834,267         845,475

 Minority interest in consolidated
  subsidiary                                                -           2,641

 Common stock                                               -               -
 Additional paid-in-capital                            48,262          74,360
 Retained earnings                                    210,348         179,748
 Accumulated other comprehensive
  income:
  Net unrealized appreciation on
   investments, net of deferred federal
   income taxes                                         7,172           7,104
 Shareholders' equity                                 265,782         261,212

  Total liabilities and
   shareholders' equity                         $   1,100,049   $   1,109,328

Shares outstanding                                      7,790           8,333

Book value per share                            $       34.12   $       31.35

Summary Financial Information
APCapital, Inc.

Income Statement

                                                Three Months Ended           Nine Months Ended
                                                   September 30,                September 30,
                                           ---------------------------   ---------------------------
                                                2006          2005           2006           2005
                                           ------------   ------------   ------------   ------------
                                              (In thousands, except         (In thousands, except
                                                   per share data)              per share data)
Direct premiums written                    $     51,819   $     61,841   $    125,742   $    147,739

Net premiums written                       $     48,304   $     52,991   $    117,351   $    123,414

Net premiums earned                        $     37,772   $     40,171   $    112,635   $    123,744
Investment income                                11,338         10,752         34,010         33,582
Net realized gains (losses)                         100           (428)         1,448           (750)
Other income                                        198            222            825            687
     Total revenues                              49,408         50,717        148,918        157,263

Losses and loss adjustment
 expenses                                        24,547         30,794         77,220         97,844
Underwriting expenses                             7,373          7,538         22,784         25,247
Other expenses                                    1,301          1,824          3,938          6,253
  Total expenses                                 33,221         40,156        103,942        129,344

     Income before income taxes
      and minority interests                     16,187         10,561         44,976         27,919
Federal income tax expense
 (benefit)                                        5,162          3,705         14,376        (34,393)

     Income before minority
      interests                                  11,025          6,856         30,600         62,312
Minority interest in net income
 of consolidated subsidiary                           -            (31)             -           (373)

    Net income                             $     11,025   $      6,825   $     30,600   $     61,939

Adjustments to reconcile net income
 to operating income:
 Net income                                $     11,025   $      6,825   $     30,600   $     61,939
     Add back:
    Realized (gains) losses, net of
     tax                                            (65)           278           (941)           488

Net operating income                       $     10,960   $      7,103   $     29,659   $     62,427

Ratios:

Loss ratio (1)                                     65.0%          76.7%          68.6%          79.1%
Underwriting ratio (2)                             19.5%          18.8%          20.2%          20.4%
Combined ratio (3)                                 84.5%          95.5%          88.8%          99.5%

Earnings per share data:

Net income
    Basic                                  $       1.40   $       0.81   $       3.79   $       7.23
    Diluted                                $       1.37   $       0.79   $       3.70   $       7.08

Net operating income
   Basic                                   $       1.39   $       0.84   $       3.67   $       7.28
   Diluted                                 $       1.36   $       0.82   $       3.59   $       7.13

Basic weighted average shares
 outstanding                                      7,864          8,444          8,082          8,572
Diluted weighted average shares
 outstanding                                      8,041          8,652          8,260          8,754

(1) The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

(2) The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

(3)  The combined ratio is the sum of the loss and underwriting ratios.

Summary Financial Information
APCapital, Inc.

Selected Cash Flow Information

                                           For the Nine Months Ended
                                                 September 30,
                                           -------------------------
                                               2006          2005
                                           -----------   -----------
                                                (In thousands)
Net cash from operating activities         $    41,145   $    22,590

Net cash for (from) investing
 activities                                $  (237,482)  $    22,760

Net cash for financing activities          $   (26,216)  $    (6,963)

Net (decrease) increase in cash and
 cash equivalents                          $  (222,553)  $    38,387

APCapital, Inc.
Supplemental Statistics
Medical Professional Liability

                               Reported
Three Months Ended           Claim Count
-------------------------   -------------
September 30, 2006                    297
June 30, 2006                         296
March 31, 2006                        308
December 31, 2005                     347
September 30, 2005                    361
June 30, 2005                         401
March 31, 2005                        404
December 31, 2004                     371
September 30, 2004                    431
June 30, 2004                         459
March 31, 2004                        525

                        Net Premium Earned (in thousands)

                              APCapital
                              Excluding
Three Months Ended           PIC Florida     PIC Florida        Total
-------------------------   -------------   -------------   -------------
September 30, 2006          $      37,774    $          -   $      37,774
June 30, 2006                      37,517               -          37,517
March 31, 2006                     37,448               -          37,448
December 31, 2005                  39,918             671          40,589
September 30, 2005                 39,305             975          40,280
June 30, 2005                      39,677             869          40,546
March 31, 2005                     41,356             799          42,155
December 31, 2004                  42,914             737          43,651
September 30, 2004                 43,496             673          44,169
June 30, 2004                      43,045             514          43,559
March 31, 2004                     42,074             382          42,456

                                                                  Average Net
                                                 Average Net      Paid Claim
                                  Open          Case Reserve    (Trailing Four
Three Months Ended            Claim Count      Per Open Claim   Quarter Average)
-------------------------   ---------------   ---------------   ---------------
September 30, 2006                    2,347   $       138,800   $        57,600
June 30, 2006                         2,558           136,300            63,000
March 31, 2006                        2,976           120,400            78,800
December 31, 2005                     2,991           122,400            75,900
September 30, 2005                    3,109           119,100            67,900
June 30, 2005                         3,211           116,300            68,200
March 31, 2005                        3,344           114,900            65,200
December 31, 2004                     3,342           117,000            59,300
September 30, 2004                    3,803           103,300            60,800
June 30, 2004                         3,885           100,100            62,400
March 31, 2004                        4,103            95,400            62,200

                                 Retention Ratio

                                 Nine                              Nine
                             Months Ended                      Months Ended
                              September        Year Ended       September
                               30, 2006           2005           30, 2005
                            --------------   --------------   --------------
Illinois                          82%              75%              74%
Kentucky                          69%              64%              63%
Michigan                          86%              84%              83%
New Mexico                        81%              89%              90%
Ohio                              83%              82%              81%
  Total (all states)              82%              82%              81%

    Notes:
    All values, except net premiums earned, exclude experience from investment in Physicians Insurance Company (Florida).

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO )

SOURCE  American Physicians Capital, Inc.
    -0-                             10/24/2006
    /CONTACT: Ann Storberg, Investor Relations of American Physicians Capital, Inc., +1-517-324-6629/
    /First Call Analyst: /
    /FCMN Contact: astorberg@acaponline.com /
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.apcapital.com /